Exhibit 23.1

Deloitte & Touche LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated February 9, 2009, relating to the financial statements of Brookfield Homes Corporation (the “Corporation”), and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
March 6, 2009